Calculation of Filing Fee Tables
S-8
Elemental Royalty Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares not subject to outstanding awards	Other	4,182,123	$ 17.70	$ 74,023,577.10	0.0001381	$ 10,222.66
Total Offering Amounts:						$ 74,023,577.10		$ 10,222.66
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,222.66
Offering Note
[1]	Represents common shares, no par value, of Elemental Royalty Corporation (the "Company") to be issued pursuant to future awards under the Company's 2020 Incentive Compensation Plan (as amended, the "Plan"). Calculated in accordance with Rule 457(c) and (h) under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), based on the average of the high and low prices for the common shares reported on The Nasdaq Stock Market LLC on June 2, 2026, which was $17.70 per share. Pursuant to Rule 416(a) under the U.S. Securities Act, this registration statement also covers an indeterminate number of additional common shares that may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions, as provided in the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources